EXHIBIT 99.1

 Minutes of a Meeting of the Board of Directors of Medbook World, Inc.

A meeting of the Board was held by telephone on December 12, 2014. The Company's two directors, Daniel Masters and Anthony Turnbull, were present.

The directors discussed the advisability of adding a third party to the Board of Directors with experience in finding and developing candidates for reverse mergers and, more specifically, discussed the qualifications of Frederick Da Silva for the Board. They concluded that it was in the best business interests of the Company to pursue such a course and to appoint Mr. Da Silva to the Board. Therefore, on motion duly made, seconded, was unanimously adopted, by the Board:

RESOLVED, that Frederick Da Silva is hereby appointed to the Board of Directors of the Company, effective immediately.

The directors additionally have considered the resignation of Anthony Turnbull as Secretary , Treasurer and a director and have accepted his resignation, and have considered the resignation and have accepted the resignation of Daniel Masters as President of the Company, and the appointment of Daniel Masters to replace Mr. Turnbull as Secretary and Treasurer of the Company. Therefore, on motion duly made and seconded, and unanimously adopted, by the Board:

RESOLVED, that Frederick Da Silva is hereby elected President and CEO of the Company, and Daniel Masters is hereby elected Secretary, Treasurer of the Company effective immediately.

There being no further business to come before the Board, the meeting was adjourned.

Dated: December 12, 2014

Daniel Masters

/s/ Daniel Masters

Chairman